As filed with the Securities and Exchange Commission on July 2, 2021
Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PHILLIPS EDISON & COMPANY, INC.
(Exact name of Registrant as specified in its charter)

Maryland	27-1106076
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11501 Northlake Drive Cincinnati, Ohio 45249
(Address of principal executive offices)

2020 OMNIBUS INCENTIVE PLAN, AS AMENDED (Full title of the plan)
Jeffrey S. Edison Chief Executive Officer 11501 Northlake Drive Cincinnati, Ohio 45249 (Name and address of agent for service)
Copies to:
Tanya E. Brady, Esq. Phillips Edison & Company 11501 Northlake Drive Cincinnati, Ohio 45249 (513) 554-1110	Julian T.H. Kleindorfer Bradley A. Helms Lewis W. Kneib Latham & Watkins LLP 355 South Grand Avenue, Suite 100 Los Angeles, California 90071-1560 (213) 485-1234
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☑	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.01 par value per share	4,700,000	$31.65	$148,755,000	$16,229.18
(1)This registration statement (“Registration Statement”) is being filed for purposes of registering an additional number of shares of common stock, par value $0.01 per share (“Common Stock”), of Phillips Edison & Company, Inc. (the “Registrant”), reserved for the issuance of awards granted pursuant to the 2020 Omnibus Incentive Plan, as amended (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers additional shares of Common Stock that may become issuable under the Plan as a result of stock dividends, stock splits, recapitalizations, anti-dilution provisions or any other similar events with respect to the Common Stock.
(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The proposed maximum offering price per share is the estimated value per share calculated in accordance with the Registrant's valuation policies as of July 2, 2021, the last practicable date prior to the filing of this Registration Statement.

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Phillips Edison & Company, Inc., a Maryland corporation (the “Registrant,” “we” or “our”), for the purpose of registering an additional 4,700,000 shares of common stock, par value $0.01 per share (“Common Stock”), of the Registrant that may be issued under the 2020 Omnibus Incentive Plan, as amended by the First Amendment, dated June 18, 2021 (the “Plan”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:
a.The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on March 12, 2021;
b.The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on May 4, 2021;
c.The Registrant’s Current Reports on Form 8-K filed with the Commission on January 7, 2021, January 14, 2021, March 25, 2021, June 21, 2021 and July 2, 2021 (other than information contained in Current Reports on Form 8-K that is deemed furnished and not filed); and
d.The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 000-54691) filed with the Commission on April 30, 2012, including any amendment or report filed for the purpose of updating such description.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Registrant’s charter contains provisions limiting the liability of directors and officers, to the maximum extent that Maryland law in effect from time to time permits.
The Maryland General Corporation Law (“MGCL”) requires a corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
Under the MGCL, a Maryland corporation may not, however, indemnify a director or officer for an adverse judgment in a suit by or on behalf of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, unless limited by the charter (which the Registrant’s charter does not), a court of appropriate jurisdiction, upon application of a director or officer, may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer met the standards of conduct described above or has been adjudged liable on the basis that a personal benefit was improperly received, but such indemnification is limited to expenses.
In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer, without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification, upon the corporation’s receipt of: (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and (ii) a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.
The Registrant’s charter obligates the Registrant, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former director or officer of the Registrant and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity or (ii) any individual who, while serving as a director or officer of the Registrant and at the request of the Registrant, serves or has served as a director or officer of another entity and who is made, or threatened to be made, party to the proceeding by reason of his or her service in that capacity. The Registrant may, with the approval of the board of directors of the Registrant, provide such indemnification and advancement of expenses to any other persons, including a person who served a predecessor of the Registrant in any such capacities described above and permitted to be indemnified by Maryland law and in accordance with applicable law.
The partnership agreement of Phillips Edison Grocery Center Operating Partnership I, L.P., the partnership of which the Registrant serves as the sole member of the sole general partner, also provides that the Registrant is indemnified to the extent provided therein. The partnership agreement further provides that the Registrant’s directors, officers and designees are indemnified to the extent provided therein.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
The Registrant has obtained an insurance policy under which its directors and executive officers are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit
3.1	Fifth Articles of Amendment and Restatement (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed August 10, 2020)
3.2	Articles Supplementary of Phillips Edison & Company, Inc., (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed July 2, 2021)
3.3	Articles of Amendment of Phillips Edison & Company, Inc., (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed July 2, 2021)
3.4	Articles of Amendment of Phillips Edison & Company, Inc., (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed July 2, 2021)
3.5	Articles of Amendment of Phillips Edison & Company, Inc., (incorporated by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K filed July 2, 2021)
3.6	Fourth Amended and Restated Bylaws of Phillips Edison & Company, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed July 18, 2018)
4.1
Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates) (incorporated by reference to Exhibit 4.2 to Pre-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-11 (No. 333-255846) filed March 1, 2010)

5.1	Opinion of Venable LLP*
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm*
23.2	Consent of Venable LLP (included in Exhibit 5.1)
24.1	Power of Attorney, included on the signature pages of this Registration Statement
99.1	Phillips Edison & Company, Inc. 2020 Omnibus Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 7, 2020)
99.2
First Amendment to Phillips Edison & Company, Inc. 2020 Omnibus Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 9, 2021)

99.3	Consent of Duff & Phelps, LLC*
* Filed herewith.
Item 9. Undertakings.
The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) of this Section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(4)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange

Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(5)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on July 2, 2021.

PHILLIPS EDISON & COMPANY, INC.

By:	/s/ JEFFREY S. EDISON
Jeffrey S. Edison
Chairman and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN AND WOMEN BY THESE PRESENTS that each of the undersigned directors and officers of Phillips Edison & Company, Inc., a Maryland corporation, which is filing a registration statement on Form S-8 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, hereby constitutes and appoints Jeffrey S. Edison, John P. Caulfield, and Tanya E. Brady, and each of them, such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on July 2, 2021 in the capacities indicated.

Signature	Title	Date

/s/ JEFFREY S. EDISON	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 2, 2021
Jeffrey S. Edison

/s/ JOHN P. CAULFIELD	Chief Financial Officer and Treasurer (Principal Financial Officer)	July 2, 2021
John P. Caulfield

/s/ JENNIFER L. ROBISON	Chief Accounting Officer (Principal Accounting Officer)	July 2, 2021
Jennifer L. Robison

/s/ LESLIE T. CHAO	Director	July 2, 2021
Leslie T. Chao

/s/ ELIZABETH O. FISCHER	Director	July 2, 2021
Elizabeth O. Fischer

/s/ PAUL J. MASSEY, JR.	Director	July 2, 2021
Paul J. Massey, Jr.

/s/ STEPHEN R. QUAZZO	Director	July 2, 2021
Stephen R. Quazzo

/s/ JANE E. SILFEN	Director	July 2, 2021
Jane E. Silfen

/s/ JOHN A. STRONG	Director	July 2, 2021
John A. Strong

/s/ GREGORY S. WOOD	Director	July 2, 2021
Gregory S. Wood